Exhibit 3.1

NEVRO CORP.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Nevro Corp., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

The name of this corporation is Nevro Corp.  The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on October 4, 2006 under the name NBI Development, Inc.  The Certificate of Designations, Preference and Rights of Series A Convertible Stock of NBI Development, Inc. was filed with the Secretary of State of the State of Delaware on October 6, 2006.  A Certificate of Amendment to the Certificate of Incorporation of NBI Development, Inc. was filed with the Secretary of State of the State of Delaware on June 28, 2007.  An Amended and Restated Certificate of Incorporation was filed on June 4, 2008.

The Amended and Restated Certificate of Incorporation in the form of Exhibit A attached hereto has been duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the Delaware General Corporation Law.

The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed this 31st day of October, 2014.

NEVRO CORP.

By:	/s/ Michael DeMane
Michael DeMane
Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEVRO CORP.

ARTICLE I
Name of Corporation

The name of this corporation is Nevro Corp. (the “Corporation”).

ARTICLE II
Address of Registered Agent

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III
Corporate Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE IV
Capital Stock

A.                                    Reverse Stock Split and Authorized Stock. Effective upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”):

Each twenty four (24) shares of Common Stock (as defined below) issued and outstanding shall , automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, and each twenty four (24) shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (each as defined below) issued and outstanding immediately prior to the Effective Time shall be reclassified as one share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively (the “Reverse Stock Split”).

Each stock certificate representing shares of any class or series of Common Stock or Preferred Stock (as defined below) immediately prior to the Effective Time shall, from and after the Effective Time, represent that number of shares of the class or series of Common Stock or Preferred Stock into which such shares shall have been reclassified pursuant to the Reverse Stock

Split; provided, however, that each holder of any stock certificate(s) that represented shares of Common Stock or Preferred Stock immediately prior to the Effective Time shall be entitled to receive, upon surrender of such certificate(s), one or more certificates (or book entry share(s)) evidencing and representing the number of shares of Common Stock or Preferred Stock into which the shares represented by such certificate(s) shall have been reclassified pursuant to the Reverse Stock Split.

No fractional shares shall be issued for shares of Preferred Stock or Common Stock pursuant to the Reverse Stock Split.  If the Reverse Stock Split would result in the issuance of any fractional share of any class or series of Common Stock or Preferred Stock, the Corporation shall, in lieu of issuing any such fractional share, pay cash in an amount equal to the fair value of such fractional share (as determined in good faith by the Board (as defined below)).  All share, per share and dollar references in this Amended and Restated Certificate of Incorporation shall be adjusted for the Reverse Stock Split only as explicitly provided herein.

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock,” each with par value $0.001 per share.  The total number of shares of capital stock which the Corporation shall have authority to issue is Eight Hundred Thirty-Six Million Nine Hundred Ninety-Three Thousand Eight Hundred Thirty-One (836,993,831) shares, consisting of Four Hundred Seventy-Two Million (472,000,000) shares of Common Stock, and Three Hundred Sixty-Four Million Nine Hundred Ninety-Three Thousand Eight Hundred Thirty-One (364,993,831) shares of Preferred Stock, One Hundred Thirty Million Five Hundred Eight Thousand Eighty-One (130,508,081) shares of which are hereby designated as the Series A Convertible Preferred Stock (the “Series A Preferred Stock”), One Hundred Thirty Million Eight Hundred Fourteen Thousand Forty-Five (130,814,045) are hereby designated as the Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and One Hundred Three Million Six Hundred Seventy-One Thousand Seven Hundred Five (103,671,705) shares of which are hereby designated as the Series C Convertible Preferred Stock (the “Series C Preferred Stock”).

B.                                    Terms and Provisions of Preferred Stock.  The terms and provisions of the Preferred Stock are as follows:

1.                                      Definitions.  Each of the following capitalized terms shall have the meanings set forth below in this Article IV(B)(1).

“Affiliate” shall mean, when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.  For purposes of this definition, “control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.

“Available Funds and Assets” shall mean the funds and assets of the Corporation available for distribution to its Stockholders, whether from capital, surplus or earnings, and after payment of the liabilities of the Corporation (including any loans or advances that may have been made by Stockholders to the Corporation) and the expenses of liquidation.

“Board” and “Board of Directors” shall mean the Board of Directors of the Corporation.

“By-Laws” shall mean the By-Laws of the Corporation, as amended from time to time.

“Deemed Liquidation” shall mean any of: (a) a sale, lease, exchange, license, or other disposition of all or substantially all of the Corporation’s assets, including, without limitation, the sale or license of all or substantially all of the Corporation’s intellectual property other than the ordinary course, in one transaction or a series of related transactions; (b) a merger, tender offer, reorganization, business combination or other transaction as a result of which (i) the holders of the Corporation’s issued and outstanding voting securities immediately before such transaction (including a sale of securities) own or control less than a majority of the voting securities of the continuing or surviving entity immediately after such transaction or (ii) any of the Preferred Stock is converted into any other property or security (other than (A) conversion of the Preferred Stock into Common Stock as provided herein, or (B) in connection with an internal restructuring, reorganization or recapitalization of the Stock where there is no substantial change to the relative ownership percentages of the Stockholders or any other rights, as applicable to any successor entity); and/or (c) the acquisition (in one or more transactions) by any Person or Persons acting together or constituting a “group” under Section 13(d) of the Exchange Act together with any affiliates thereof (other than Stockholders as of the date hereof and their respective Affiliates) of beneficial ownership (as defined in Rule 13d-3 under such Exchange Act) or control, directly or indirectly, of more than 50% of the total voting power of all classes of Stock entitled to vote generally in the election of members of the Board; provided, that for the avoidance of doubt, “Deemed Liquidation” shall not mean (a) a merger or consolidation with a wholly-owned subsidiary of the Corporation, (b) a merger effected exclusively to change the domicile of the Corporation, or (c) an equity financing in which the Corporation is the surviving corporation.

“Dividend Payment Date” shall mean the date as may be determined from time to time by the Board for the payment of dividends.

“Dividend Rate” shall mean 8.0% of the applicable Original Issue Price per share per annum.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended, or any successor federal statute, and the rule and regulations of the Securities and Exchange Commission thereunder, as the same shall be in effect from time to time.

“Exempt Issuances” shall mean (i) the issuance or sale of Common Stock or options therefore, and the issuance of shares upon exercise of such options, up to 97,913,908 shares of Common Stock and such additional shares of Common Stock in excess of 97,913,908 as are approved by the Board, under the Corporation’s current equity incentive plan or any successor equity incentive plan or program thereto; (ii) the issuance of 20,833 shares of Common

Stock issuable to Mayo Foundation for Medical Education and Research (“Mayo”) pursuant to Section 3.06 of the License Agreement; (iii) the Common Stock issuable upon conversion of the Series A Preferred Stock; (iv) the Common Stock issuable upon conversion of the Series B Preferred Stock; (v) the issuance or sale of the Series C Preferred Stock or Common Stock issuable upon conversion of the Series C Preferred Stock; (vi) the issuance of Common Stock in a Qualified Public Offering; (vii) the issuance of securities to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions approved by the Board, which shall include the approval of at least a majority of the Preferred Directors (as defined in the Stockholders’ Agreement); (viii) issuance of equity securities or rights to purchase equity securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board, which shall include the approval of at least a majority of the Preferred Directors; (ix) issuance of securities to an entity as a component of any business relationship with such entity primarily for the purpose of (A) joint venture, technology or licensing development activities, (B) distribution, supply or manufacture of the Corporation’s products or services or (C) any other arrangements involving corporate partners primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board, which shall include the approval of at least a majority of the Preferred Directors; and (x) the issuance of securities with the affirmative vote of at least 70% of the then outstanding shares of Preferred Stock, voting together as a class.

“License Agreement” shall mean that certain Amended and Restated License Agreement, dated October 2, 2006, among the Corporation, Mayo and Venturi Group, LLC.

“Liquidation Preference” shall mean the sum of (i) the Original Issue Price (subject to proportional adjustment pursuant to the method set forth for adjusting the Conversion Price in Article IV(B)(4)(d)(i)) paid by a holder of Preferred Stock, and (ii) the amount of any cash dividends declared, but unpaid, in respect of such share.

“Original Issue Price” shall mean the Series A Original Issue Price, Series B Original Issue Price or Series C Original Issue Price, as applicable.

“Original Issue Date” shall mean the date on which the applicable Original Issue Price was paid, or deemed paid, by a Person to the Corporation for such share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable.

“Person” shall mean an individual, a corporation, a partnership, a joint venture, a limited liability company or limited liability partnership, an association, a trust, estate or other fiduciary, any other legal entity, and any government or governmental entity.

“Qualified Public Offering” shall mean a firm commitment underwritten public offering of Common Stock of the Corporation that yields net proceeds to the Corporation of not less than $50,000,000 (before deduction of underwriters commissions and expenses); provided, however, that if such offering is consummated after March 31, 2015, such offering must also be at an equivalent price per share of Common Stock of not less than 2.5 times the

Series C Original Issue Price (as adjusted for any equity split, equity combination, in-kind equity distribution, recapitalization or similar transaction).

“Series A Original Issue Price” shall mean $8.736 per share (as adjusted for stock splits, stock dividends, reclassification and the like occurring after the Effective Time) for each share of Series A Preferred Stock.

“Series B Original Issue Price” shall mean $10.752 per share (as adjusted for stock splits, stock dividends, reclassification and the like occurring after the Effective Time) for each share of Series B Preferred Stock.

“Series C Original Issue Price” shall mean $11.112 per share (as adjusted for stock splits, stock dividends, reclassification and the like occurring after the Effective Time) for each share of Series C Preferred Stock.

“Stock” shall mean shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and any other capital stock of the Corporation, and securities directly or indirectly exercisable for or convertible into Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or any other capital stock of the Corporation.

“Stockholder” shall mean any stockholder of the Corporation, as the same may be amended from time to time.

“Stockholders’ Agreement” shall mean that certain Amended and Restated Stockholders’ Agreement, dated on or about February 8, 2013 among the Corporation and the Stockholders of the Corporation signatory thereto, as the same may be amended from time to time.

“Transfer(s)” shall mean any sale, exchange, transfer, hypothecation, negotiation, gift, conveyance in trust, pledge, assignment, encumbrance or other disposition; provided, however, that any Transfer that conflicts with any provision of the Stockholders’ Agreement (as defined herein) shall be null and void.

2.                                      Dividends and Distributions.

(a)                                 Holders of Series C Preferred Stock will be entitled to receive when, as and if declared by the Board, out of funds legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation, provided that an adjustment to the Conversion Price (as defined below) of such other securities or rights has been made if required by and in accordance with Article IV(B)(4)(d) below), non-cumulative preferential dividends at the Dividend Rate payable in cash on the Dividend Payment Date prior and in preference to the holders of Series B Preferred Stock, Series A Preferred Stock or Common Stock.  Anything to the contrary herein notwithstanding, the failure to declare dividends with respect to the Series C Preferred Stock shall not constitute a default hereunder.

(b)                                 Following the payment of any dividends to the holders of Series C Preferred Stock pursuant to subsection (a) above, holders of Series B Preferred Stock and Series A Preferred Stock will be entitled to receive when, as and if declared by the Board, out of funds legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation, provided that an adjustment to the Conversion Price (as defined below) of such other securities or rights has been made if required by and in accordance with Article IV(B)(4)(d) below), non-cumulative preferential dividends at the Dividend Rate payable in cash on the Dividend Payment Date.  Anything to the contrary herein notwithstanding, the failure to declare dividends with respect to the Series B Preferred Stock or Series A Preferred Stock shall not constitute a default hereunder.

(c)                                  After payment of all declared but unpaid dividends to the holders of the Preferred Stock pursuant to subsections (a) and (b) above and subject to Article IV(B)(2)(d), dividends may be declared and distributed to all holders of Common Stock; provided, however, that no dividend may be declared and distributed to holders of Common Stock at a rate greater than the rate at which dividends are paid to the holders of Preferred Stock based on the number of shares of Common Stock into which such shares of Preferred Stock are convertible on the date such dividend is declared.

(d)                                 Dividends will be payable to holders of record as they appear on the stock books of the Corporation on such record dates, not more than 60 days nor less than 10 business days preceding the Dividend Payment Date (each a “Dividend Payment Record Date”).  For the purposes hereof the term “business day” means a day in which banks are not required or authorized to close in San Francisco, California.  No Dividend Payment Record Date shall precede the date upon which the resolution fixing the Dividend Payment Record Date is adopted.  Unless all declared dividends on the Preferred Stock shall have been paid in accordance with subsections (a) and (b) above, dividends (other than in the form of shares of Common Stock) with respect to stock ranking junior to the Preferred Stock (and rights to acquire the foregoing) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other stock of the Corporation ranking junior to or on parity with the Preferred Stock as to dividends, nor may any Common Stock or any other stock of the Corporation ranking junior to or on parity with the Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration by the Corporation (except for (i) repurchases at cost from employees and consultants pursuant to the terms of current or future contractual obligations of the Corporation, or (ii) by conversion into or exchange for stock of the Corporation ranking junior to the Preferred Stock as to dividends). The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of Stock of the Corporation unless the Corporation could, under this Article IV(B)(2)(d), purchase or otherwise acquire such shares at such time and in such manner.  Dividends payable for any partial dividend period shall be calculated on the basis of a 360-day year of twelve 30-day months.

(e)                                  Except as otherwise provided herein (including pursuant to Article IV(B)(3)), if at any time the Corporation pays less than the total amount of dividends then declared with respect to a series of Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate amount of the dividend then declared with respect to the shares of such series of Preferred Stock held by each such holder.

(f)                                   In addition to the dividends accruing on the Preferred Stock under Article IV(B)(2)(a) and (b) above, in the event that the Corporation declares or pays any dividends upon the Common Stock or makes any distributions to the holders of the Common Stock (whether payable in cash, securities, evidence of indebtedness or other property), other than (i) dividends payable solely in shares of Common Stock, (ii) in connection with repurchases at cost from employees and consultants pursuant to the terms of current or future contractual obligations of the Corporation, or (iii) by conversion into or exchange for Stock of the Corporation ranking junior to the Preferred Stock as to dividends, the Corporation shall also declare and pay or make to the holders of the Preferred Stock at the same time that it declares and pays such dividends or makes such distributions to the holders of the Common Stock, the dividends or distributions which would have been declared and paid or made with respect to the Common Stock issuable upon the conversion of the Preferred Stock had all of the outstanding shares of Preferred Stock been converted immediately prior to the record date for such dividend or the date of such distributions, or if no record date is fixed, the date as of which the record holders of the Common Stock entitled to such dividends are to be determined or the date of such distributions.

3.                                      Liquidation, Dissolution or Winding Up; Rank.

(a)                                 Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or, as applicable, any Deemed Liquidation (a “Liquidation Event”), unless otherwise determined by the affirmative vote of the holders of at least 70% of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis at any annual or special meeting of the holders of the Preferred Stock or by written consent in accordance with the General Corporation Law of the State of Delaware, each holder of shares of Series C Preferred Stock shall be entitled to payment out of the Available Funds and Assets an amount equal to the Liquidation Preference as of the date of such distribution before any distribution is made on any securities of the Corporation ranking junior to the Series C Preferred Stock upon liquidation, including, without limitation, the Series B Preferred Stock, Series A Preferred Stock and Common Stock of the Corporation as follows:

(i)                                     first, to the holders of Series C Preferred Stock pro rata in proportion to their respective ownership percentages of the issued and outstanding shares of Series C Preferred Stock as of the date of such Liquidation Event, until the aggregate amount distributed under this Article IV(B)(3)(a)(i) is equal to the aggregate Liquidation Preference for the Series C Preferred Stock; provided, however, that if the Available Funds and Assets shall be insufficient to permit the payment to holders of Series C Preferred Stock of the full aforesaid preferential amounts, then all of the Available Funds and Assets shall be distributed among such holders pro rata in proportion to their respective ownership percentages of the issued and outstanding Series C Preferred Stock;

(ii)                                  second, following payment in full to the holders of Series C Preferred Stock, to the holders of Series B Preferred Stock pro rata in proportion to their respective ownership percentages of the issued and outstanding shares of Series B Preferred Stock as of the date of such Liquidation Event, until the aggregate amount distributed under this Article IV(B)(3)(a)(ii) is equal to the aggregate Liquidation Preference for the Series B Preferred Stock; provided, however, that if the Available Funds and Assets shall be insufficient to permit the payment to holders of Series B Preferred Stock of the full aforesaid preferential amounts, then all of the Available Funds and Assets shall be distributed among such holders pro rata in proportion to their respective ownership percentages of the issued and outstanding Series B Preferred Stock; and

(iii)                               third, following payment in full to the holders of Series B Preferred Stock, to the holders of Series A Preferred Stock pro rata in proportion to their respective ownership percentages of the issued and outstanding shares of Series A Preferred Stock as of the date of such Liquidation Event, until the aggregate amount distributed under this Article IV(B)(3)(a)(iii) is equal to the aggregate Liquidation Preference for the Series A Preferred Stock; provided, however, that if the Available Funds and Assets shall be insufficient to permit the payment to holders of Series A Preferred Stock of the full aforesaid preferential amounts, then all of the Available Funds and Assets following the payment in full to the holders of Series A Preferred Stock shall be distributed among such holders pro rata in proportion to their respective ownership percentages of the issued and outstanding Series A Preferred Stock; and

(iv)                              thereafter, to the holders of shares of Common Stock, pro rata in proportion to their respective ownership percentages as of the date of such Liquidation Event.

(b)                                 If any assets of the Corporation to be distributed to Stockholders in connection with a Liquidation Event with respect to the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board, except that any securities to be distributed to Stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i)                                     The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(A)                               unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities are then traded on a national securities exchange or a national quotation system, then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution;

(B)                               if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the distribution; or

(C)                               if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board.

(ii)                                  The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (i)(A), (B) or (C) of this Article IV(B)(3)(b) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

4.                                      Conversion.

(a)                                 Shares of Preferred Stock may be voluntarily converted to Common Stock upon the election at any time of a holder of Preferred Stock, and shall be automatically converted into Common Stock pursuant to the terms of Article IV(B)(4)(c).  The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion thereof shall be the product obtained by multiplying the then applicable Conversion Ratio (as defined below) for the shares of Preferred Stock being so converted by the number of shares of Preferred Stock being so converted.  The “Conversion Ratio” in effect at any time for conversion of the Preferred Stock shall be the quotient obtained by dividing the initial Conversion Price of such series of Preferred Stock by the Conversion Price for such series of Preferred Stock in effect at the time of such conversion.  With respect to any conversion of Preferred Stock into Common Stock, the initial “Conversion Price” with respect to any series of Preferred Stock shall be equal to the Original Issue Price of such series of Preferred Stock.  The Conversion Price (and hence, the Conversion Ratio) shall be subject to adjustment as provided in Article IV(B)(4)(d) hereof.

(b)                                 To the extent a holder of Preferred Stock elects to convert its Preferred Stock into Common Stock pursuant to Article IV(B)(4)(a) above, the record holder of such Preferred Stock shall deliver at any time during normal business hours to the principal office of the Corporation or at the office of the Corporation’s transfer agent for Common Stock (i) the certificate or certificates representing such Preferred Stock to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, in form satisfactory to the Corporation and to the transfer agent, if applicable, duly executed by such holder or such holder’s authorized attorney and (ii) written notice to the Corporation stating that the record holder elects to convert such share or shares and stating the name or names (with addresses) and denominations in which the certificate or certificates representing the Common Stock issuable upon the conversion are to be issued and including instructions for the delivery thereof.  Conversion shall be deemed to have been effected at the time when delivery is made to the principal office of the Corporation or the office of the transfer agent of such written notice and the certificate or certificates representing the Preferred Stock to be converted, and as of such time, each Person named in such written notice as the Person to whom a certificate representing Common Stock is to be issued shall be deemed to be the holder of record of the number of Common Stock to be evidenced by that certificate.  Upon such delivery, the Corporation or the transfer agent shall promptly issue and deliver a certificate or certificates representing the number of shares of Common Stock to which such Person is entitled by reason of such conversion and shall cause such shares of Common Stock to be registered in the name of such Person.

(c)                                  Shares of Preferred Stock shall be subject to automatic conversion at the applicable Conversion Ratio then in effect as follows:

(i)                                     upon the affirmative vote of the holders of at least 70% of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, to cause the conversion of all of the shares of Preferred Stock; and

(ii)                                  immediately prior to, but contingent upon, the consummation of a Qualified Public Offering.

(d)                                 The Conversion Price shall be subject to adjustment as follows:

(i)                                     If the Corporation (a) declares and pays a dividend or makes a distribution on shares of Common Stock, which is payable in shares of Common Stock, (b) subdivides or reclassifies its outstanding shares of Common Stock into a greater number of shares, or (c) combines or reclassifies its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such event shall be adjusted so that the holder of a share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive that number of shares of Common Stock which such holder would have owned or been entitled to receive if such share of Preferred Stock had been converted immediately prior to the happening of such event.  An adjustment made pursuant to this Article IV(B)(4)(d) shall be effective on the effective date of any such event.

(ii)                                  If the Corporation shall (A) sell or issue shares of Common Stock, (B) sell, issue or distribute rights, options or warrants to subscribe for or purchase any shares of Common Stock or (C) sell, issue or distribute other rights or securities convertible into or for the purchase of shares of Common Stock (each, a “Common Stock Transaction”), at a price per share of Common Stock (calculated as provided in Article IV(B)(4)(d)(iii)) less than the applicable Conversion Price in effect immediately before such Common Stock Transaction (the “Section 4.d.ii Existing Conversion Price”):

(x) first, the Section 4.d.ii Existing Conversion Price shall be reduced (the “Resulting Conversion Price”) to the amount determined by multiplying such Section 4.d.ii Existing Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Common Stock Transaction (assuming the conversion, exchange or exercise of any securities convertible into or exchangeable for Common Stock and the exercise of any warrant or option then exercisable for Common Stock) plus the number of shares of Common Stock which the aggregate consideration received in such Common Stock Transaction by the Corporation would purchase at the Section 4.d.ii Existing Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Common Stock Transaction (assuming the conversion, exchange or exercise of any securities convertible into or exchangeable for Common Stock and the exercise of any warrant or option exercisable for Common Stock) (the “First Pro Forma Capitalization”) (the

calculation set forth in this subsection (x) being the “First Antidilution Adjustment”).

(y) second, if the Section 4.d.ii Existing Conversion Prices were reduced for (i) the Series C Preferred Stock and (ii) the Series B Preferred Stock and/or the Series A Preferred Stock as a result of the First Antidilution Adjustment, the Resulting Conversion Price for each share of Series C Preferred Stock shall be further reduced to the amount determined by multiplying such Resulting Conversion Price for each share of Series C Preferred Stock by a fraction the numerator of which shall be (A) number of shares of Common Stock outstanding immediately prior to such Common Stock Transaction (assuming the conversion, exchange or exercise of any securities convertible into or exchangeable for Common Stock and the exercise of any warrant or option then exercisable for Common Stock) plus (B) the number of Additional Series A and/or B and C Shares resulting from the First Antidilution Adjustment plus (C) the number of shares obtained by dividing the aggregate investment amount in the Common Stock Transaction by the Section 4.d.ii Existing Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Common Stock Transaction immediately after applying the calculation set forth in subsection (x).  The “Additional Series A and/or B and C Shares” shall mean the sum of (A) the difference between (i) the aggregate number of shares of Common Stock issuable upon the conversion of the outstanding shares of Series A Preferred Stock based on the Resulting Conversion Price, minus (ii) the aggregate number of shares of Common Stock issuable upon the conversion of the outstanding shares of Series A Preferred Stock based on the Section 4.d.ii Existing Conversion Price, plus (B) the difference between (i) the aggregate number of shares of Common Stock issuable upon the conversion of the outstanding shares of Series B Preferred Stock based on the Resulting Conversion Price, minus (ii) the aggregate number of shares of Common Stock issuable upon the conversion of the outstanding shares of Series B Preferred Stock based on the Section 4.d.ii Existing Conversion Price, plus (C) the difference between (i) the aggregate number of shares of Common Stock issuable upon the conversion of the outstanding shares of Series C Preferred Stock based on the Resulting Conversion Price, minus (ii) the aggregate number of shares of Common Stock issuable upon the conversion of the outstanding shares of Series C Preferred Stock based on the Section 4.d.ii Existing Conversion Price.

The adjustment provided for in this Article IV(B)(4)(d)(ii) shall be made successively whenever a Common Stock Transaction occurs, and shall become effective upon the consummation thereof.  In determining the aggregate consideration received as a result of any such Common Stock Transaction by the Corporation, the value of consideration other than cash shall be determined in good faith by the Board.

(iii)                               If the Corporation makes any distribution to holders of shares of its Common Stock or to holders of any Preferred Stock, which distribution consists of or includes any securities of the Corporation or evidences of indebtedness or other assets (excluding distributions made in accordance with Article IV(B)(2)(d)) or rights, options or warrants to subscribe for or purchase any of its securities (excluding those as to which an adjustment has been made pursuant to Article IV(B)(4)(d)(ii) hereof), without making the same pro rata distribution to all holders of Preferred Stock, then in each such case, the applicable Conversion Price in effect immediately before such distribution (the “Section 4.D.iii Existing Conversion Price”) shall be reduced to the amount determined by multiplying the Section 4.d.iii Existing Conversion Price, by a fraction the numerator of which shall be the Section 4.d.iii Existing Conversion Price less the then fair market value (as determined in good faith by the Board) of items so distributed with respect to one share of Common Stock, and the denominator of which shall be the Section 4.d.iii Existing Conversion Price.

(iv)                              Notwithstanding the foregoing, the provisions of this Article (IV)(B)(4)(d) shall not apply to any Exempt Issuances.

(e)                                  For the purposes of making any adjustment to the Conversion Price as provided above, the following shall apply:

(i)                                     in the case of issuance of any shares of Common Stock for cash, any consideration shall be the amount of such cash, provided that in no case shall any deductions be made for any commissions, discounts or other expenses incurred by the Corporation for underwriting the issue or otherwise in connection therewith;

(ii)                                  in the case of issuance of any shares of Common Stock for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board, without regard to the accounting treatment thereof; and

(iii)                               in the case of the issuance of securities convertible into or exchangeable for shares of Common Stock, the aggregate consideration received from the issuance of such securities shall be deemed to be the consideration received by the Corporation for the issuance of such securities plus the additional minimum consideration, if any to be received by the Corporation upon the conversion or exchange thereof (the value of such consideration in each case to be determined in the same manner as provided in the immediately preceding clauses (i) and (ii)).

(f)                                   In case at any time prior to the conversion of all of the issued and outstanding shares of Preferred Stock of the Corporation:

(i)                                     the Corporation shall authorize the granting to all the holders of shares of Common Stock rights to subscribe for or purchase any securities or any other rights in respect of the Corporation;

(ii)                                  there shall be any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of the outstanding Common Stock);

(iii)                               there shall be any capital reorganization by the Corporation;

(iv)                              there shall be a consolidation or merger involving the Corporation or sale of all or substantially all of the Corporation’s property and assets (except a merger or other reorganization in which the Corporation shall be the surviving entity or a consolidation, merger or sale with a wholly-owned subsidiary);

(v)                                 there shall be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation or, as applicable, a Deemed Liquidation of the Corporation; or

(vi)                              there shall be a distribution to holders of Common Stock or any other event described in Article IV(B)(4)(d),

then in any one or more of said cases, the Corporation shall cause to be delivered to each holder of shares of Preferred Stock, at the earliest practicable time, notice of the date on which the books of the Corporation shall close or a record shall be taken for such distribution or subscription rights or such reorganization, sale, consolidation, merger, dissolution, liquidation or winding up shall take place, as the case may be.  Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the holders of shares of Preferred Stock, including on the applicable Conversion Price.  Such notice shall also specify the date, if known, of the relevant event.

(g)                                  No fractional shares shall be issued upon the conversion of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share.  The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.  If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board.

(h)                                 Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Article IV(B)(4), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of  Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (1) such adjustment and readjustment, (2) the Conversion Price for such series of Preferred Stock at the time in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(i)                                     In connection with the conversion of shares of Preferred Stock, the Corporation further agrees as follows:

(i)                                     The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of authorized but unissued shares of Common Stock or issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversions of shares of Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Preferred Stock not theretofore converted.  The Corporation shall from time to time, in accordance with the General Corporation Law of the State of Delaware, increase the authorized amount of Common Stock if at any time the number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all the then outstanding shares of Preferred Stock.

(ii)                                  Before taking any action which would cause an adjustment reducing the applicable Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of shares of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at the adjusted applicable Conversion Price.

(iii)                               Except where registration is requested in a name other than the name of the registered holder, the Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Preferred Stock pursuant hereto.

5.                                      Status.

Upon conversion or exchange of the Preferred Stock, the Preferred Stock so converted shall be retired and cancelled promptly after conversion thereof.  No shares of Preferred Stock shall be reissued by the Corporation.

6.                                      Voting Rights.

The holders of Preferred Stock shall be entitled to vote on all matters subject to the vote of any of the holders of shares of Common Stock of the Corporation, and the holders of Preferred Stock shall vote together as a single class with the holders of the Common Stock at any annual or special meeting of the Stockholders, or the holders of Preferred Stock may act by written consent in the same manner as holders of shares of Common Stock, upon the following basis: each holder of Preferred Stock shall be entitled to such number of votes for the shares of Preferred Stock held by such holder on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the largest number of whole shares of Common Stock into which all of such holder’s shares of Preferred Stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.  Except as otherwise expressly set forth herein or as may otherwise be provided in the Stockholders’ Agreement, any action to be taken or decision to be made by the holders of Preferred Stock shall be made or taken by the holders of Preferred Stock holding at least 70% of the Preferred Stock voting together as a single class on an as-converted basis.

7.                                      Required Approvals of Holders of Preferred Stock.

(a)                                 So long as any shares of Series A Preferred Stock are outstanding, without the consent (by vote or written consent, as provided by law) of Stockholders holding not less than a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class on an as-converted basis, the Corporation shall not take any action (by amendment, merger, recapitalization, consolidation or otherwise) that:

(i)                                     alters or changes the rights, preferences or privileges of the Series A Preferred Stock;

(ii)                                  increases or decreases the authorized number of shares of Series A Preferred Stock;

(iii)                               results in the redemption or repurchase of any shares of Common Stock (other than pursuant to equity incentive agreements with employees or other service providers that provide for the “call” or “put” of Common Stock in connection with termination of service); or

(iv)                              amends or waives any provision of this Amended and Restated Certificate of Incorporation or By-Laws in a manner adverse to the Series A Preferred Stock compared to other series of Preferred Stock.

(b)                                 So long as any shares of Series B Preferred Stock are outstanding, without the consent (by vote or written consent, as provided by law) of Stockholders holding not less than 70% of the outstanding shares of Series B Preferred Stock, voting together as a single class on an as-converted basis, the Corporation shall not take any action (by amendment, merger, recapitalization, consolidation or otherwise) that:

(i)                                     alters or changes the rights, preferences or privileges of the Series B Preferred Stock;

(ii)                                  increases or decreases the authorized number of shares of Series B Preferred Stock;

(iii)                               results in the redemption or repurchase of any shares of Common Stock (other than pursuant to equity incentive agreements with employees or other service providers that provide for the “call” or “put” of Common Stock in connection with termination of service); or

(iv)                              amends or waives any provision of this Amended and Restated Certificate of Incorporation or By-Laws in a manner adverse to the Series B Preferred Stock compared to other series of Preferred Stock.

(c)                                  So long as any shares of Series C Preferred Stock are outstanding, without the consent (by vote or written consent, as provided by law) of Stockholders holding not less than 71% of the outstanding shares of Series C Preferred Stock, voting together as a single class on an as-converted basis, the Corporation shall not take any action (by amendment, merger, recapitalization, consolidation or otherwise) that:

(i)                                     alters or changes the rights, preferences or privileges of the Series C Preferred Stock;

(ii)                                  increases or decreases the authorized number of shares of Series C Preferred Stock;

(iii)                               results in the redemption or repurchase of any shares of Common Stock (other than pursuant to equity incentive agreements with employees or other service providers that provide for the “call” or “put” of Common Stock in connection with termination of service); or

(iv)                              amends or waives any provision of this Amended and Restated Certificate of Incorporation or By-Laws in a manner adverse to the Series C Preferred Stock compared to other series of Preferred Stock.

(d)                                 So long as any shares of Preferred Stock are outstanding, without the consent (by vote or written consent, as provided by law) of Stockholders holding not less than 70% of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, the Corporation shall not take any action (directly or indirectly, by amendment, merger, recapitalization, consolidation, creation of a subsidiary or otherwise) that:

(i)                                     increases or decreases the authorized number of shares of Common Stock or Preferred Stock;

(ii)                                  creates any new class or series of shares having rights, preferences or privileges on a parity with the Series C Preferred Stock;

(iii)                               results in a Deemed Liquidation;

(iv)                              results in any change in accounting methods or policies (other than as required by U.S. generally accepted principles) that would have a material impact on the Corporation’s financial statements, or any change in the auditors of the Corporation or any of its wholly-owned subsidiaries;

(v)                                 results in an equity or debt investment in any unaffiliated third party entity;

(vi)                              results in the commencement or termination of the employment of the chief executive officer, chief financial officer or chief operating officer of the Corporation, or amending or revising material terms of any employment agreement with any such officer; provided that changes to the salary or equity for any such officer shall not be deemed an amendment or revision of a material term of such officer’s employment agreement;

(vii)                           results in the Corporation or any of its wholly-owned subsidiaries entering into any contract or agreement with any officer, director, stockholder or employee of the Corporation or any of its wholly-owned subsidiaries or knowingly entering into any contract or agreement with any of their immediate family members of any affiliate of any such person (other than any employment or equity contract or agreement, or any contract or agreement entered into with such person on an arms length basis);

(viii)                        results in the granting of any exclusive rights to any material portion of the intellectual property of the Corporation to a single entity or group of affiliated entities;

(ix)                              results in the payment or declaration of any dividend on any shares of Common Stock or Preferred Stock;

(x)                                 increases or decreases the authorized size of the Board; or

(xi)                              results in the granting of any exclusive distribution rights (A) in the U.S. market, (B) in multiple countries outside the United States with one party or two or more affiliated parties or (C) with a term of more than three years.

8.                                      Redemption.

(a)                                 Series C Preferred Stock.

(i)                                     The Series C Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor (the “Series C Redemption”) at a price equal to the Liquidation Preference for the Series C Preferred Stock (the “Series C Redemption Price”), not more than 60 days after receipt by the Corporation at any time on or after the fifth anniversary of the Series C Original Issue Date, from the holders of at least 71% of the then outstanding shares of Series C Preferred Stock, of written notice (the “Series C Redemption Notice”) requesting redemption of all shares of Series C Preferred Stock (the “Series C Redemption Date”).  If the Corporation does not have sufficient funds legally available on the Series C Redemption Date to redeem all of the shares of Series C Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such Series C Preferred Stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

(ii)                                  On or before the Series C Redemption Date, each holder of shares of Series C Preferred Stock to be redeemed, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, and thereupon the Series C Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Series C Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series C Preferred Stock shall promptly be issued to such holder.

(iii)                               If on or prior to the Series C Redemption Date the Series C Redemption Price payable upon redemption of the shares of the Series C Preferred Stock to be redeemed on the Series C Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series C Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Series C Redemption Date terminate, except only the right of the holders to receive the Series C Redemption Price without interest upon surrender of their certificate or certificates therefor.

(b)                                 Series B Preferred Stock.

(i)                                     Subject to Article IV(B)(8)(c), the Series B Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor (the “Series B Redemption”) at a price equal to the Liquidation Preference for the Series B Preferred Stock (the “Series B Redemption Price”), not more than 60 days after receipt by the Corporation at any time on or after the later to occur of (x) the fifth anniversary of the Series B Original Issue Date and (y) immediately following the Series C Redemption Date, from the holders of at least 70% of the then outstanding shares of Series B Preferred Stock, of written notice (the “Series B Redemption Notice”) requesting redemption of all shares of Series B Preferred Stock (the “Series B Redemption Date”).  If the Corporation does not have sufficient funds legally available on the Series B Redemption Date to redeem all of the shares of Series B Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such Series B Preferred Stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

(ii)                                  On or before the Series B Redemption Date, each holder of shares of Series B Preferred Stock to be redeemed, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, and thereupon the Series B Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Series B Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series B Preferred Stock shall promptly be issued to such holder.

(iii)                               If on or prior to the Series B Redemption Date the Series B Redemption Price payable upon redemption of the shares of the Series B Preferred Stock to be redeemed on the Series B Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series B Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Series B Redemption Date terminate, except only the right of the holders to receive the Series B Redemption Price without interest upon surrender of their certificate or certificates therefor.

(c)                                  Priority of Redemption.

In no event shall a Series B Redemption take place prior to a Series C Redemption.  If a Series B Redemption Notice is delivered prior to a Series C Redemption Notice, the Company shall have no obligation to redeem the Series B Preferred Stock and shall notify the holders of Series B Preferred Stock that the Series B Redemption cannot be consummated.

9.                                      Miscellaneous.

(a)                                 Except as otherwise expressly provided, whenever in this Amended and Restated Certificate of Incorporation notices or other communications are required to be made, delivered or otherwise given to holders of Preferred Stock, the notice may be delivered personally, by mail, or by a form of electronic transmission consented to by the Stockholder to whom the notice is given.  If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the Stockholder at his address as it appears on the records of the Corporation.  Notice given by a form of electronic transmission shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the Stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the Stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with a separate notice to the Stockholder of such specific posting, upon the later of (a) such posting and (b) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the Stockholder.

(b)                                 Except as may otherwise be required by law, the shares of Preferred Stock shall not have any designations, preferences, limitations or relative rights, other than those specifically set forth in this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation and any applicable agreement between or among any of the Stockholders and the Corporation.

(c)                                  If any right, preference or limitation of the Preferred Stock set forth herein (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(d)                                 Notwithstanding any provision herein to the contrary, this Amended and Restated Certificate of Incorporation may be amended by the holders of Preferred Stock holding at least 70% of the outstanding Preferred Stock, voting together as a single class on an as-converted basis, at any annual or special meeting of the holders of the Preferred Stock or by written consent in accordance with the General Corporation Law of the State of Delaware.

(e)                                  This Amended and Restated Certificate of Incorporation shall automatically terminate upon the consummation of a Qualified Public Offering.

C.                                    Common Stock.  Except as otherwise provided in this Amended and Restated Certificate of Incorporation (including any certificate of designation with respect to any series of Preferred Stock) or by applicable law, the voting, dividend and liquidation rights of the holders of Common Stock are as follows:

1.                                      Voting Rights.

(a)                                 Except as may otherwise be required by law, and subject to the provisions of such resolution or resolutions as may be adopted by the Board pursuant to Article IV(B) granting the holders of one or more series of Preferred Stock exclusive or special voting powers with respect to any matter (including subsequent amendments to any such series of Preferred Stock so designated), each record holder of Common Stock shall be entitled at any annual or special meeting of stockholders, including action by written consent, with respect to each share of Common Stock held by such holder as of the applicable record date, to one (1) vote per share in person or by proxy on all matters submitted to a vote of the stockholders of the Corporation; provided, however, that except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either voting separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(b)                                 The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

2.                                      Dividends and Distributions.  Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

3.                                      Liquidation Rights.  In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of Common Stock in proportion to the number of shares held by them.

ARTICLE V
Bylaws

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter, amend and repeal the Bylaws of the Corporation.

ARTICLE VI
Election of Directors; Voting Power of Directors

The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation.  Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors need not be by written ballot.

Each director shall have one vote; provided that if (a) there are an even number of directors serving on the Board, and (b) any matter on which a vote of directors is taken would otherwise result in the same number of votes being cast for and against such matter (with any abstentions being counted as vote(s) against), the voting power of the Independent Director (as defined in the Stockholders’ Agreement) shall be one-half of one vote rather than one vote on such matter.

ARTICLE VII
Limitation on Director Liability

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, modification or repeal.

ARTICLE VIII
Indemnification of Directors and Officers

To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, the Corporation shall indemnify and hold harmless, and advance expenses to any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans maintained or sponsored by the Corporation (a “Covered Person”), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence, except as otherwise provided in the Bylaws (as the same may provide from time to time), the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or a part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Bylaws, in any written agreement with the Corporation, or in the specific case by the Board; provided, however, that if a claim for indemnification (following the final disposition of an action, suit or proceeding) or advancement of expenses is not paid in full within 30 days after a written demand therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim, and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  Nothing contained in this Article Eight shall affect any rights to indemnification or advancement of expenses to which directors, officers, employees or agents of the Corporation otherwise may be entitled under the Bylaws, any written agreement with the Corporation or otherwise.  The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.  Any amendment, modification or repeal of this Article VIII shall not adversely affect any right or protection of a Covered Person existing at the time of, or increase the liability of any Covered Person with respect to any acts or omissions of such Covered Person occurring prior to, such amendment, modification or repeal.

ARTICLE IX
Corporate Opportunities

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time being presented to its officers, directors or stockholders, other than (i) those officers, directors or stockholders who are employees of the Corporation and (ii) those opportunities demonstrated by the Corporation to have been presented to such officers, directors or stockholders expressly as a result of their activities as a director, officer or stockholder of the Corporation.  No amendment or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities which such officer, director or stockholder becomes aware prior to such amendment or repeal.

ARTICLE X
Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, or (4) any action asserting a claim governed by the internal affairs doctrine.  Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

ARTICLE XI
Amendments

The Corporation reserves the right to amend, alter, change, waive or repeal any provision of this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware and this Amended and Restated Certificate of Incorporation, and all rights, preferences and privileges conferred upon stockholders, directors, officers, employees, agents and other person in this Amended and Restated Certificate of Incorporation, if any, are granted subject to this reservation.

ARTICLE XII
Notice by Electronic Mail

Any notice to the Board or the Corporation’s stockholders given by the Corporation under this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation may be given by electronic mail to the full extent permitted by the DGCL.